FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS AND COMPLETION OF CRONOS FEE #1 IN EDDY COUNTY, NEW MEXICO

AUSTIN, TX – (BUSINESS WIRE) – November 9, 2007 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for its Third Quarter ended September 30, 2007.  In addition, FieldPoint received news just yesterday of the completion of the Cronos Fee #1 in Eddy County, New Mexico. A description of this project was released when drilling began in the second quarter of this year.  FieldPoint expects to receive the flow results from this well later today, at which time another announcement will be made.

Financial Highlights for the Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006:

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Total Revenues increased to $1,100,385 from $1,051,097.

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Net Income declined to $198,545 from $374,982.

•

Earnings per share, fully diluted, decreased to $0.02 from $0.04.

Overall production for the quarter remained stable, on a barrel of oil equivalent (BOE) basis, as compared to the same period in 2006.  Although natural gas production was up 9%, or 32,769 MCF vs 30,050 MCF, oil production was flat or 11,456 Bbl vs 12,005 Bbl, for this quarter as compared to the same period last year.  The stable production, combined with a 14% increase in natural gas prices, and a 6% increase in oil prices led to an increase in revenues for the quarter.  However, an increase of $75,507 in production expenses, due primarily to work-overs and remedial repairs, and an increase of $65,081 in general and administrative expenses, due primarily to expenses associated with adopting Section 404 of Sarbanes-Oxley, resulted in a decrease in earnings per share.  Oil prices averaged approximately $72.05 per barrel for the quarter compared to $68.28 for the same period last year, while natural gas prices averaged $7.11 per MCF this year versus $6.24 per MCF for the same period in 2006.  Additionally during the quarter, we experienced an increase of 81% in depletion and depreciation expenses, primarily attributable to the Bilbrey acquisition and the Apache Bromide acquisition.

Financial Highlights for the Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006:

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Total Revenues declined to $2,996,958 from $3,200,086.

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Net Income declined to $509,952 from $1,104,225.

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Earnings per share, fully diluted, decreased to $0.06 from $0.13.

For the nine month period ended September 30, 2007, overall production was down 2% on a BOE basis as compared to the nine months ended September 30, 2006.  While gas production was up 11%, or 108,218 MCF vs 97,482 MCF, for the same period in 2006, oil production dropped 8%, or 34,253 Bbl vs 37,266 Bbl on the same basis. The drop in revenues for the nine month period is attributed primarily to flat oil production, oil prices, which averaged approximately $64.82 per Bbl, and a 13% decrease in natural gas prices which averaged $5.99 per MCF in 2007.  These prices compare to $64.33 per Bbl for oil and $6.89 per MCF of natural gas for the same period in the prior year.  The company also experienced an increase in general and administrative expenses of 35% for the nine month period compared with last year, due primarily to expenses associated with adopting Section 404 of Sarbanes-Oxley, and an increase in depletion and depreciation expenses of 89% primarily as a result of the Bilbrey acquisition and the Apache Bromide acquisition during the period and as a result production.

Ray D. Reaves, President and CEO of FieldPoint, stated, “ These results are further evidence of the importance of continuing to build our production base, which currently averages approximately 215 BOE per day.  We continue our commitment to develop new programs which can materially expand our production levels.  The Company has a strong cash position and, to date, has only utilized $2 million in long term debt from its $50 million Citibank credit facility.  This is a strong asset for a company the size of FieldPoint, and we definitely plan to use it, cautiously, to our advantage.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUE:
Oil and natural gas sales	$ 1,058,303	$ 1,007,129	$ 2,868,709	$ 3,069,182
Well operational and pumping fees	30,082	29,968	90,249	89,904
Disposal fees	12,000	14,000	38,000	41,000
Total revenue	1,100,385	1,051,097	2,996,958	3,200,086

COSTS AND EXPENSES:
Production expense	373,802	298,295	1,072,071	963,775
Depletion and depreciation	203,000	112,000	632,000	334,000
General and administrative	173,661	108,580	483,843	358,203
Total costs and expenses	750,463	518,875	2,187,914	1,655,978

OPERATING INCOME	349,922	532,222	809,044	1,544,108

OTHER INCOME (EXPENSE):
Interest income	3,269	3,557	7,593	6,379
Interest expense	(34,303)	-	(72,303)	(1,589)
Unrealized holding gain (loss) on investments	(8,127)	37,620	54,834	68,153
Gain on sale of property and equipment	-	-	-	17,320
Miscellaneous income	11,784	(216)	11,784	25,055
Total other income	(27,377)	40,961	1,908	115,318

INCOME BEFORE INCOME TAXES	322,545	573,183	810,952	1,659,426

INCOME TAX PROVISION	(124,000)	(198,201)	(301,000)	(555,201)

NET INCOME	$ 198,545	$ 374,982	$ 509,952	$ 1,104,225

NET INCOME PER SHARE:
BASIC	$ 0.02	$ 0.04	$ 0.06	$ 0.13
DILUTED	$ 0.02	$ 0.04	$ 0.06	$ 0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,880,175	8,735,729	8,814,439	8,632,981
DILUTED	8,880,175	8,807,679	8,856,698	8,799,223